EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 333-180723) of SofTech, Inc. of our report dated October 7, 2014, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of SofTech, Inc. for the year ended May 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

October 7, 2014